Exhibit 99.1


                    Koala Corporation Acquires Superior Foam

Acquisition Adds Unique Line of Foam Play Products to Koala's Children's Activity Line

         DENVER, March 29/PRNewswire/ -- Koala Corporation (Nasdaq: KARE), an integrated provider of systems and solutions designed to help businesses become "family friendly," today announced it has acquired certain assets of privately-held Superior Foam and Polymers, Inc. The acquisition was completed for $5 million in cash and $1 million in restricted Koala stock. Koala used a line of credit from its bank to fund the cash portion of the acquisition.

         Founded in Texas in 1991, Superior Foam designs, manufactures and markets commercial foam activity products, which are created in a variety of customized themes. The products are sold to many of the leading shopping malls, amusement parks and water parks throughout the United States. The Superior Foam line will be folded into Koala's existing line of children's activity products.

         "This is a highly innovative and profitable product line for which we believe there is a large, untapped market," said Mark Betker, Koala's chairman and CEO. "This line also is a highly strategic addition to our business, as it further expands our umbrella of family-friendly products and solutions, has high growth potential and introduces us to new market niches. Additionally, Superior Foam adds an exciting new dimension to our children's activity product line."

         Betker said Superior Foam has a talented management team that has successfully developed a unique product line with outstanding growth potential. "As a member of the Koala family, this product line will also benefit from a much larger and more aggressive sales and distribution network, which will expose Superior Foam to an array of important new market opportunities," Betker said. "Additionally, Superior Foam prominence in the water park industry will improve Koala's profit in a market in which we ultimately plan to have a much larger presence."

         A key competitive advantage enjoyed by Superior Foam is its proprietary process for applying specialized urethane coatings, which make products durable and resistant to extreme weather conditions. From its operations near Austin, Texas, Superior Foam sells both off-the-shelf and customized foam activity units. Product themes range from giant-sized cuisine -- such as waffles and fried eggs -- to zoo animals to pirate ships.

         Founded in 1986, Koala Corporation is an integrated provider of product systems and solutions designed to help business become "family friendly." The Company develops and markets a wide variety of infant and child protection and activities products, which are marketed under the Company's recognizable "Koala Bear Kare" brand name. Koala's strategic objective is to address the growing commercial demand for products and solutions that help businesses create safe and family friendly atmosphere for their patrons.


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         Statements made in this news release that are not historical  facts may be forward looking statements. Actual results may differ materially from those projected in any forward looking statement. There are a number of important factors that could cause actual results to differ materially from those anticipated by any forward looking information. A description of risks and uncertainties attendant to Koala Corporation and its industry and other factors which could affect the Company's financial results are included in the Company's Annual Report on Form 10-KSB on file with the Securities and Exchange Commission.

CONTACT:
Mark A. Betker, Chairman and CEO of Koala Corporation,
303-574-1000; or
Geoff High of Pfeiffer Public Relations, 303-393-7044,
For Koala Corporation Web site:  http://www.koalabear.com/